Exhibit 99.1

CSIRO Completes Preliminary Evaluation of QHY Group’s Technology for Removal of PFAS from Wastewater

NEW YORK, NY / September 25, 2019 / QHY Group (the “Company” or "QHYG") today announced that the Commonwealth Scientific and Industrial Research Organization (CSIRO), an independent Australian federal government agency responsible for scientific research, completed a preliminary evaluation of QHY Group’s technology for the removal of a number of perfluoroalkyl substances (PFAS) from wastewater pursuant to a Technology Evaluation Agreement the two parties entered on May 30, 2019.

CSIRO conducted a preliminary investigation on the ability of QHY’s technology to remove four PFAS compounds commonly found in water, perfluorobutanoic acid (PFBA), perfluorohexane sulfonic acid (PFHxS), perfluorooctanoic acid (PFOA) and perfluorooctane sulfonic acid (PFOS). The four were chosen as representative of the group of PFAS compounds for this proof of concept study. The report states that the study assessed the extent of removal of the four PFAS compounds, PFBA, PFHxS, PFOA and PFOS, and demonstrated that QHY’s product is nearly 100% effective at removing them from filtered wastewater solutions within minutes.

According to the United States Environmental Protection Agency (US EPA), PFAS are a group of man-made chemicals that includes PFOA, PFOS, GenX, and many other chemicals. PFAS have been manufactured and used in a variety of industries around the globe since the 1940s and are still in use today. PFOA and PFOS have been the most extensively produced and studied of these chemicals. Both chemicals are very persistent in the environment and in the human body -- they don't break down and accumulate over time. There is evidence that exposure to PFAS can lead to adverse human health effects. Studies indicate that PFOA and PFOS can cause reproductive and developmental, liver and kidney, and immunological effects in laboratory animals. Both chemicals have caused tumors in animals. The most consistent findings are increased cholesterol levels among exposed populations, with more limited findings related to low infant birth weights, effects on the immune system, cancer (for PFOA), and thyroid hormone disruption (for PFOS). US EPA has started to take actions to support states, tribes and local communities in addressing challenges with PFAS, and identify solutions to address PFAS in the environment, including but not limited to PFOA Stewardship Program, Draft Interim Recommendations for Addressing Groundwater Contaminated with PFOA and PFOS, etc.

Federally funded scientific research began in Australia 102 years ago, while CSIRO's predecessor, the Advisory Council of Science and Industry, was established in 1916. Its chief role is to improve the economic and social performance of industry for the benefit of the community. CSIRO works with leading organizations around the world. From its headquarters in Canberra, CSIRO maintains more than 50 sites across Australia and in France, Chile and the United States, employing about 5,500 people. CSIRO has succeeded in many notable inventions and breakthroughs in many areas.

Mr. Max Mao, QHY Group's CEO and Chairman, stated, "This investigation demonstrated that our patented technology provides an efficient, cost effective and environmentally friendly process to remove these 4 PFAS substances from wastewater. We believe that our process will be equally effective at removing other PFAS substances from wastewater and other effluents. Given that the equipment necessary to use our technology is compact and portable, we look forward to bringing our solutions to industries and communities in the United States and throughout the world to address the growing need for clean water.”

Prof. Albert Rubin from NC State University stated, “The test conducted by CSIRO proved QHY’s technology is effective in removing representative PFAS chemicals from wastewater. I look forward to working cooperatively with QHY Group to further assess the effectiveness of its technology in the treatment of not only PFAS wastewaters but also a variety of contaminated effluents.”

About QHY Group

QHY Group, a Nevada corporation, is engaged in marketing advanced wastewater treatment solutions with innovative technologies throughout the world.

Through its wholly owned subsidiary PBG Water Solutions International Inc. (the "PBG Water"), the Company entered into a License Agreement with Mr. Max Mao, QHY Group's CEO and Chairman, pursuant to which the Company acquired the exclusive right to 21 patents and related technologies for the treatment of wastewater. The agreement grants the Company the worldwide exclusive right to use the technologies which are the subject of the License for a term extending through June 30, 2037.

Forward-Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding its ability to market its products and gain industry acceptance of its technologies are subject to uncertainty. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Roy Teng
Executive Director
QHY Group
rt@americanqhygroup.com
http://www.americanqhygroup.com

Vincent J. McGill
Mandelbaum Salsburg P.C.
d. 212.324.1876
vmcgill@lawfirm.ms

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